Exhibit 99.1

Speed Commerce Announces $10,000,000 Private Offering

DALLAS, TX – June 3, 2014 – Speed Commerce, Inc. (the “Company”) (NASDAQ: SPDC), a vertically integrated, multi-channel platform of e-commerce services and distribution solutions, announced today that it has closed a private offering with institutional investors for approximately $10 million of the Company’s Series C Preferred Stock. Under the terms of the offering, Speed Commerce sold an aggregate of 3,333,333 shares of the Company’s Series C Preferred Stock and five-year warrants to purchase an aggregate of up to 833,333 shares of Common Stock for $3.00 per share and related warrants, for an aggregate purchase price of $10,000,000.

The net proceeds of the offering will be used to pay down indebtedness and for general corporate purposes.

The Series C Preferred Stock will accrue cumulative dividends at an annual rate of 7% payable in cash or, at the Company’s option with respect to dividends accrued during the first year, additional shares of Series C Preferred Stock and is convertible at any time commencing six months after the closing into common stock at a conversion price of $3.00 (subject to adjustment). The warrants will be exercisable at an exercise price of $3.50 per share (subject to adjustment) commencing six months after the closing.

The Series C Preferred Stock and warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration or an applicable exemption from such registration requirements.

About Speed Commerce

Speed Commerce, Inc. (NASDAQ: SPDC) provides a vertically integrated, multi-channel platform of e-commerce services and distribution solutions to retailers and manufacturers. The Company uniquely offers retail distribution programs, web site development and hosting, customer care, e-commerce fulfillment, and third party logistics services. For additional information, please visit the Company’s website at www.speedcommerce.com.

Safe Harbor

The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties. A detailed statement of risks and uncertainties is contained in the Company’s filings with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press are made only as of the date of this press release and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investor Relations:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

SPDC@liolios.com

Media Relations:

PerryStreet Communications, Inc.

Wendy Tischler

wtischler@perryst.com

or

Heather Cole

hcole@perryst.com

Tel 1-214-965-9955